                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                February 14, 2001
                Date of Report (Date of earliest event reported)




                              Thoratec Corporation
             (Exact Name of Registrant as Specified in its Charter)
              -----------------------------------------------------


         CALIFORNIA                  1-8145                   94-2340464
      (State or other      (Commission File Number)        (I.R.S. Employer
      Jurisdiction of                                     Identification No.)
       Incorporation)


                    ----------------------------------------

                              6035 STONERIDGE DRIVE
                          PLEASANTON, CALIFORNIA 94588


                    (Address of Principal Executive Offices)
                                   (Zip Code)



       Registrant's telephone number, including area code: (925) 847-8600


              -----------------------------------------------------

                                EXPLANATORY NOTE

      This Amendment No. 1 to Current Report on Form 8K/A is filed for the purpose of filing financial statements of Thermo Cardiosystems, Inc. required by
Item 7(a) of Form 8-K and the pro forma financial information required by Item 7(b) of Form 8-K.


ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

      As described in Item 2 below, Thermo Electron Corporation, a majority stockholder of Thoratec Cardiosystems Inc. (then named Thermo Cardiosystems, Inc., "TCA"), as a result of the merger (the "Merger") of a newly-formed, wholly-owned subsidiary of Registrant (then named "Thoratec Laboratories Corporation" and renamed "Thoratec Corporation") named Lightning Acquisition Corp. (the "Merger Sub") into TCA, acquired approximately 36% of the Registrant's outstanding stock.


ITEM 2. ACQUISITION OR DISPOSITION ASSETS.

      On October 3, 2000, Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Merger Sub, TCA, and Thermo Electron Corporation that, at the time, owned a majority of the outstanding shares of TCA. The Merger Agreement called for the Merger of the Merger Sub into TCA. In separate meetings held February 13, 2001, Registrant's shareholders and TCA's stockholders approved the Merger Agreement and Merger. The Merger closed February 14, 2001. As a consequence of the Merger, TCA became a wholly-owned subsidiary of Registrant. In connection with the Merger, TCA changed its name to "Thoratec Cardiosystems Inc." In the Merger, each outstanding share of TCA's common stock was converted into 0.835 of a share of Registrant's common stock, with Registrant paying cash for aggregated fractions of Registrant's stock otherwise payable to each TCA shareholder. This exchange ratio was negotiated at arms-length. Registrant intends to cause TCA and its subsidiaries to continue to conduct the same businesses after the Merger as they did before the Merger. The Merger is more fully described in the press release filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the SEC on February 28, 2001, File No. 333-72502.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     After completion of the Merger, management of the Registrant, together with the Audit Committee of the Registrant's Board of Directors, evaluated whether Deloitte & Touche LLP ("D&T"), the Registrant's independent auditors, or Arthur Andersen LLP ("AA"), TCA's independent auditors prior to the Merger, should be engaged as the Registrant's independent auditors for the current fiscal year. The Registrant decided to dismiss AA as the independent auditors of TCA and decided to continue to engage D&T to audit the Registrant's financial statements for the current fiscal year. Dismissal of AA was effective upon completion of AA's work related to the audit of TCA's year 2000 financial statements. That work was completed on or about the date of this Report. The decision to dismiss AA and continue to retain D&T as independent auditors was recommended by the Audit Committee and approved by the Registrant's Board of Directors.

     The reports of AA on TCA's financial statements as of and for the years ended January 1, 2000 and December 30, 2000, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit score or accounting principles.

     During the fiscal years ended January 1, 2000 and December 30, 2000 and through the date of this Report, there has not been any disagreement with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of AA would have caused AA to make reference to the subject matter of the disagreement in connection with any report issued by AA.

     During the Registrant's two most recent fiscal years and through the date of this Report, the Registrant did not consult with D&T regarding: (i) with respect to the business of TCA, the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on TCA's financial statements, and either a written report was provided to the Registrant or oral advice was provided that the Registrant believes D&T concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue related to the financial statements of TCA; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

ITEM 5. OTHER EVENTS.

      Registrant's shareholders approved an amendment to Registrant's Articles of Incorporation changing Registrant's name from "Thoratec Laboratories Corporation" to "Thoratec Corporation" at Registrant's shareholder meeting held February 13, 2001. This name change became effective on or about February 14, 2001. Registrant's shares continue to trade under the NASDAQ Symbol "THOR"


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Financial Statement of Business Acquired.

            The financial statements of the business acquired are attached hereto.

      (b)   Pro Forma Financial Information.

            The pro forma financial information is attached hereto.

      (c)   Exhibits.

EXHIBIT NO. DESCRIPTION

Exhibit 2.1 Agreement and Plan of Merger among Thoratec Corporation (then named
            "Thoratec Laboratories Corporation"), Lightning Acquisition Corp., Thoratec Cardiosystems Inc. (then named "Thermo Cardiosystems Inc.") and Thermo Electron Corporation dated as of October 3, 2000. (Incorporated by reference to Registrant's Registration Statement on Form S-4 filed with the SEC on November 1, 2000, File No. 333-49120.)

Exhibit 3.1 Certificate of Amendment of the Amended and Restated Articles of
            Incorporation filed with the Secretary of State of the State of California on or about February 14, 2001. (Incorporated by reference to Registrant's Current Report on Form 8-K filed with the SEC on February 28, 2001, File No. 333-72502.)

Exhibit 16.1 Letter from Arthur Andersen LLP

Exhibit 23.1 Consent of Arthur Andersen LLP

Exhibit 99.1 Press Release dated February 14, 2001. (Incorporated by reference to Registrant's Current Report on Form 8-K filed with the SEC on February 28, 2001, File No. 333-72502.)

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        THORATEC CORPORATION



                                        By: /s/ D. Keith Grossman
                                        ----------------------------------------
                                        D. Keith Grossman
                                        President and Chief Executive Officer

Date:  March 28, 2001

                                  EXHIBIT INDEX


Exhibit 2.1 Agreement and Plan of Merger among Thoratec Corporation (then named "Thoratec Laboratories Corporation"), Lightning Acquisition Corp., Thoratec Cardiosystems Inc. (then named "Thermo Cardiosystems Inc.") and Thermo Electron Corporation dated as of October 3, 2000. (Incorporated by reference to Registrant's Registration Statement on Form S-4 filed on November 1, 2000, File No. 333-49120.)

Exhibit 3.1 Certificate of Amendment of the Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of California on or about February 14, 2001. (Incorporated by reference to Registrant's Current Report on Form 8-K filed with the SEC on February 28, 2001, File No. 333-72502.)

Exhibit 16.1  Letter from Arthur Andersen LLP

Exhibit 23.1  Consent of Arthur Andersen LLP

Exhibit 99.1 Press Release dated February 14, 2001. (Incorporated by reference to Registrant's Current Report on Form 8-K filed with the SEC on February 28, 2001, File No. 333-72502).

Item 7. (a) Financial Statements of the Business Acquired.



                            Thermo Cardiosystems Inc.

                        Consolidated Financial Statements

                                      2000

                           THERMO CARDIOSYSTEMS, INC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Thermo Cardiosystems Inc.:

      We have audited the accompanying consolidated balance sheet of Thermo Cardiosystems Inc. (a Massachusetts corporation and 60%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of December 30, 2000, and January 1, 2000, and the related consolidated statements of income, cash flows, and comprehensive income and shareholders' investment for each of the three years in the period ended December 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Cardiosystems Inc. and subsidiaries as of December 30, 2000, and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.


                                        /s/ Arthur Andersen LLP


Boston, Massachusetts
February 5, 2001 (except with
  respect to the matter discussed
  in Note 15, as to which the date
  is February 14, 2001)

                           THERMO CARDIOSYSTEMS, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                           FOR THE FISCAL YEARS ENDED


(In thousands except per share amounts)                                         2000           1999           1998
                                                                            --------       --------       --------
REVENUES (Note 11)                                                          $ 83,703       $ 79,090       $ 66,848
                                                                            --------       --------       --------

Costs and Operating Expenses:
 Cost of revenues                                                             35,094         33,739         28,405
 Selling, general, and administrative expenses (Note 6)                       23,587         22,018         18,960
 Research and development expenses                                            15,926         15,631         10,929
 Restructuring and unusual costs (Note 9)                                      1,831             --             --
                                                                            --------       --------       --------

                                                                              76,438         71,388         58,294
                                                                            --------       --------       --------

Operating Income                                                               7,265          7,702          8,554

Interest Income                                                                7,602          7,086          7,448
Interest Expense (includes $52 to Thermo Electron in 2000)                    (2,907)        (3,551)        (3,591)
Other Income (Note 2)                                                              3             --             28
                                                                            --------       --------       --------

Income Before Provision for Income Taxes and Extraordinary Item               11,963         11,237         12,439
Provision for Income Taxes (Note 4)                                            4,630          2,865          4,619
                                                                            --------       --------       --------

Income Before Extraordinary Item                                               7,333          8,372          7,820
Extraordinary Item, Net of Provision for Income Taxes of $117 and $743
(Note 5)                                                                         191          1,212             --
                                                                            --------       --------       --------
NET INCOME                                                                  $  7,524       $  9,584       $  7,820
                                                                            ========       ========       ========

BASIC AND DILUTED EARNINGS PER SHARE (Note 12)                              $    .20       $    .25       $    .20
                                                                            ========       ========       ========

WEIGHTED AVERAGE SHARES (Note 12)
 Basic                                                                        38,555         38,443         38,810
                                                                            ========       ========       ========

 Diluted                                                                      38,574         38,482         38,985
                                                                            ========       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO CARDIOSYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET
                                FISCAL YEAR END


(In thousands)                                                              2000          1999
                                                                        --------      --------
ASSETS
Current Assets:
 Cash and cash equivalents                                              $ 30,236      $    418
 Advance to affiliate                                                         --        13,961
 Short-term available-for-sale investments, at quoted market value
   (amortized cost of $98,743 and $82,767; Note 2)                        98,682        82,559
 Accounts receivable, less allowances of $939 and $1,009                  15,358        14,368
 Inventories                                                              17,381        14,945
 Deferred tax asset (Note 4)                                               3,454         4,128
 Prepaid expenses and other current assets                                    74            69
                                                                        --------      --------

                                                                         165,185       130,448
                                                                        --------      --------

Property, Plant, and Equipment, at Cost, Net                               7,084         7,359
                                                                        --------      --------

Long-term Available-for-sale Investments, at Quoted Market Value
 (amortized cost of $28,427; Note 2)                                          --        28,108
                                                                        --------      --------

Deferred Tax Asset (Note 4)                                                2,619         2,611
                                                                        --------      --------

Other Assets                                                               1,797         1,402
                                                                        --------      --------

                                                                        $176,685      $169,928
                                                                        ========      ========

                           THERMO CARDIOSYSTEMS, INC.

                                FISCAL YEAR END

(In thousands except share amounts)                                            2000           1999
                                                                          ---------       ---------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
 Accounts payable                                                         $   3,972       $   4,235
 Accrued payroll and employee benefits                                        3,999           3,788
 Accrued retention costs (Note 9)                                             1,708              --
 Accrued warranty expenses                                                      970           1,420
 Accrued income taxes                                                           305           1,067
 Other accrued expenses                                                       4,048           3,754
 Due to parent company and affiliated companies                                 977             713
                                                                          ---------       ---------

                                                                             15,979          14,977
                                                                          ---------       ---------

Subordinated Convertible Debentures (in 2000, includes $1,500 due to
 Thermo Electron; Note 5)                                                    54,838          58,011
                                                                          ---------       ---------

Commitments and Contingency (Notes 6 and 7)

Shareholders' Investment (Notes 3 and 8):
 Common stock, $.10 par value, 100,000,000 shares authorized;
   40,643,884 and 40,531,130 shares issued                                    4,064           4,053
 Capital in excess of par value                                              96,930          96,006
 Retained earnings                                                           57,024          49,500
 Treasury stock at cost, 2,063,653 and 2,054,669 shares                     (51,869)        (51,807)
 Deferred compensation                                                         (251)           (521)
 Accumulated other comprehensive items (Note 13)                                (30)           (291)
                                                                          ---------       ---------

                                                                            105,868          96,940
                                                                          ---------       ---------
                                                                          $ 176,685       $ 169,928
                                                                          =========       =========


The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO CARDIOSYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE FISCAL YEARS ENDED


(In thousands)                                                            2000           1999             1998
                                                                     ---------       ---------       ---------
                      OPERATING ACTIVITIES

 Net income                                                          $   7,524       $   9,584       $   7,820
 Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                       2,840           2,880           2,987
     Provision for losses on accounts receivable                            24             120             120
     Extraordinary item, net of income taxes (Note 5)                     (191)         (1,212)             --
     Gain on sale of investments                                            (3)             --             (28)
     Deferred income tax expense (benefit)                                  --            (780)            887
                         Other noncash items                               270             104             (69)
     Changes in current accounts:
       Accounts receivable                                              (1,024)         (2,252)           (981)
       Inventories                                                      (2,444)         (3,012)          2,584
       Other current assets                                                 (7)            640             (69)
       Accounts payable                                                   (263)           (119)          2,065
       Other current liabilities                                         2,008             708           1,550
                                                                     ---------       ---------       ---------

        Net cash provided by operating activities                        8,734           6,661          16,866
                                                                     ---------       ---------       ---------

                      INVESTING ACTIVITIES
 Proceeds from maturities of available-for-sale investments            131,515         131,943         175,619
 Proceeds from sale of available-for-sale investments                      287           8,000           5,900
 Purchases of available-for-sale investments                          (119,626)       (160,755)       (213,775)
 Purchases of property, plant, and equipment                            (2,360)         (2,540)         (1,599)
 Advances to affiliate, net                                             13,961         (13,961)             --
 Other                                                                    (376)             33             173
                                                                     ---------       ---------       ---------

        Net cash provided by (used in) investing activities             23,401         (37,280)        (33,682)
                                                                     ---------       ---------       ---------

                     FINANCING ACTIVITIES
 Purchases of Company common stock and subordinated
   convertible debentures (Note 5)                                      (2,825)        (10,910)        (12,114)
 Net proceeds from issuance of Company common stock                        601             193             525
 Payment of withholding taxes related to stock option exercises            (47)           (290)           (729)
                                                                     ---------       ---------       ---------

        Net cash used in financing activities                           (2,271)        (11,007)        (12,318)
                                                                     ---------       ---------       ---------

Exchange Rate Effect on Cash                                               (46)             18               2
                                                                     ---------       ---------       ---------

Increase (Decrease) in Cash and Cash Equivalents                        29,818         (41,608)        (29,132)
Cash and Cash Equivalents at Beginning of Year                             418          42,026          71,158
                                                                     ---------       ---------       ---------

            Cash and Cash Equivalents at End of Year                 $  30,236       $     418       $  42,026
                                                                     =========       =========       =========

                          CASH PAID FOR
Interest                                                             $   2,918       $   3,382       $   3,325
Income taxes                                                         $   4,691       $   4,670       $   2,961


The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO CARDIOSYSTEMS, INC.


   CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND SHAREHOLDERS' INVESTMENT
                                FISCAL YEAR END


(In thousands)                                                             2000           1999           1998
                                                                       --------       --------       --------
COMPREHENSIVE INCOME
Net Income                                                             $  7,524       $  9,584       $  7,820
                                                                       --------       --------       --------

Other Comprehensive Items (Note 13):
 Foreign currency translation adjustment                                    (38)            18              3
 Unrealized gain (loss) on available-for-sale investments, net of
   reclassification adjustment                                              299           (458)            20
                                                                       --------       --------       --------

                                                                            261           (440)            23
                                                                       --------       --------       --------

                                                                       $  7,785       $  9,144       $  7,843
                                                                       ========       ========       ========

SHAREHOLDERS' INVESTMENT
Common Stock, $.10 Par Value:
 Balance at beginning of year                                          $  4,053       $  4,052       $  4,052
 Issuance of stock under employees' and directors' stock plans                5              1             --
 Issuance of stock due to exercise of stock warrant                           6             --             --
                                                                       --------       --------       --------

 Balance at end of year                                                   4,064          4,053          4,052
                                                                       --------       --------       --------

Capital in Excess of Par Value:
 Balance at beginning of year                                            96,006         98,489         98,252
 Issuance of stock under employees' and directors' stock plans              261         (2,483)            11
 Tax benefit related to employees' and directors' stock plans               319             --            226
 Issuance of stock due to exercise of stock warrant                         344             --             --
                                                                       --------       --------       --------

 Balance at end of year                                                  96,930         96,006         98,489
                                                                       --------       --------       --------

Retained Earnings:
 Balance at beginning of year                                            49,500         39,916         32,096
 Net income                                                               7,524          9,584          7,820
                                                                       --------       --------       --------

 Balance at end of year                                                  57,024         49,500         39,916
                                                                       --------       --------       --------

Treasury Stock:
 Balance at beginning of year                                           (51,807)       (53,892)       (41,563)
 Activity under employees' and directors' stock plans                       (62)         3,010           (215)
 Purchases of Company common stock                                           --           (925)       (12,114)
                                                                       --------       --------       --------

 Balance at end of year                                                 (51,869)       (51,807)       (53,892)
                                                                       --------       --------       --------

Deferred Compensation (Note 3):
 Balance at beginning of year                                              (521)            --             --
 Activity under employees' stock plans                                       82           (625)            --
 Amortization of deferred compensation                                      188            104             --
                                                                       --------       --------       --------

 Balance at end of year                                                $   (251)      $   (521)      $     --
                                                                       --------       --------       --------

                           THERMO CARDIOSYSTEMS, INC.


               CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AND
                      SHAREHOLDERS' INVESTMENT (CONTINUED)
                                FISCAL YEAR END


(In thousands)                                                    2000            1999            1998
                                                             ---------       ---------       ---------
Accumulated Other Comprehensive Items (Note 13):
Balance at beginning of year                                 $    (291)      $     149       $     126
Other comprehensive items                                          261            (440)             23
                                                             ---------       ---------       ---------

Balance at end of year                                             (30)           (291)            149
                                                             ---------       ---------       ---------

                                                             $ 105,868       $  96,940       $  88,714
                                                             =========       =========       =========


The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Summary of Significant Accounting Policies

NATURE OF OPERATIONS

      Thermo Cardiosystems Inc. (the Company) operates in two business segments:
Left Ventricular-assist Systems (LVAS) and Other Medical Equipment. The Company is a leader in the research, development, and manufacture of two implantable
LVAS: a pneumatic, or air-driven, system and an electric version. Its HeartMate(R) devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. This segment includes Nimbus Inc., which is involved in the research and development of ventricular-assist devices and total artificial hearts. The Company's Other Medical Equipment segment consists of International Technidyne Corporation, a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables, as well as premium-quality, single-use, skin-incision devices. In February 2001, the Company merged with Thoratec Corporation (Note 15).

RELATIONSHIP WITH THERMEDICS INC. AND THERMO ELECTRON CORPORATION

      The Company was incorporated in 1988 as a wholly owned subsidiary of Thermedics Inc. On June 30, 2000, Thermo Electron Corporation repurchased all of the outstanding shares it did not already own in Thermedics and, as a result, the Company became a direct subsidiary of Thermo Electron. As of December 30, 2000, Thermo Electron owned 23,129,293 shares of the Company's common stock, representing 60% of such stock outstanding (Note 15).

PRINCIPLES OF CONSOLIDATION

      The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

FISCAL YEAR

      The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 2000, 1999, and 1998 are for the fiscal years ended December 30, 2000, January 1, 2000, and January 2, 1999, respectively.

REVENUE RECOGNITION

      The Company recognizes the majority of its revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on long-term research and development contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $306,000 and $479,000 in 2000 and 1999, respectively. The percentage-of-completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Contracts generally provide for the billing of customers on a cost-plus-fixed-fee basis as costs are incurred. First time sales of LVAS to hospitals or transplant centers include a training effort that may take place after the shipment of the related products. In certain instances the revenues and related costs are deferred until the training is complete.

STOCK-BASED COMPENSATION PLANS

      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

INCOME TAXES

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)


EARNINGS PER SHARE

      Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the effect would be antidilutive, diluted earnings per share have been computed assuming the conversion of the Company's convertible debentures and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects.

CASH AND CASH EQUIVALENTS

      The Company's cash equivalents include investments in commercial paper with an original maturity of three months or less. The Company's cash and cash equivalents also includes cash held in a deposit account in the United Kingdom. Cash equivalents are carried at cost, which approximates market value.

ADVANCE TO AFFILIATE

      The Company participated in a domestic cash management arrangement with Thermo Electron. Under the arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bore interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron was contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly-owned subsidiaries. The Company had the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Effective August 2000, the Company no longer participates in the domestic cash management agreement. Amounts previously invested in this arrangement are included in cash and cash equivalents and available-for-sale investments in the accompanying 2000 balance sheet.

INVENTORIES

      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                         2000                 1999
                                                    -------              -------
Raw Materials                                       $ 3,943              $ 3,863
Work in Process                                      10,261                7,859
Finished Goods                                        3,177                3,223
                                                    -------              -------

                                                    $17,381              $14,945
                                                    =======              =======

      The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenues any amounts required to reduce the carrying value of inventories to net realizable value.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Summary of Significant Accounting Policies
      (continued)


PROPERTY, PLANT, AND EQUIPMENT

      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property, as follows: buildings, 30 years; machinery and equipment, 2 to 7 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:


(In thousands)                                                2000          1999
                                                           -------       -------
Land                                                       $   341       $   341
Buildings                                                    2,445         2,445
Machinery, Equipment, and Leasehold Improvements            20,981        18,634
                                                           -------       -------
                                                            23,767        21,420
Less:  Accumulated Depreciation and Amortization           (16,683)      (14,061)
                                                           -------       -------

                                                           $ 7,084       $ 7,359
                                                           =======       =======

OTHER ASSETS

      Other assets in the accompanying balance sheet include the cost of acquired patents and trademarks and deferred debt expense relating to the Company's issuance of subordinated convertible debentures. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 7 to 40 years. These assets were $1,179,000 and $1,350,000, net of accumulated amortization of $1,237,000 and $981,000, at year-end 2000 and 1999, respectively.

FOREIGN CURRENCY

      All assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected in the "Accumulated other comprehensive items" component of shareholders' investment (Note 13). Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for each of the three years presented.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION

      Certain amounts in 1999 and 1998 have been reclassified to conform to the presentation in the 2000 financial statements.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    Available-for-sale Investments

      The Company's debt securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded in the "Accumulated other comprehensive items" component of shareholders' investment. The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                                 Gross          Gross
                                    Market          Cost    Unrealized     Unrealized
(In thousands)                       Value         Basis         Gains         Losses
                                  --------      --------     ----------      --------
2000
Government-agency Securities      $ 92,644      $ 92,724      $     18       $    (98)

Corporate Bonds                      4,991         4,989             2             --
Other                                1,047         1,030            62            (45)
                                  --------      --------      --------       --------

                                  $ 98,682      $ 98,743      $     82       $   (143)
                                  ========      ========      ========       ========

1999
Government-agency Securities      $108,318      $108,831      $     19       $   (532)
Other                                2,349         2,363           110           (124)
                                  --------      --------      --------       --------

                                  $110,667      $111,194      $    129       $   (656)
                                  ========      ========      ========       ========

      Short- and long-term available-for-sale investments in the accompanying 2000 balance sheet include $98,237,000 with contractual maturities of one year or less and $445,000 with contractual maturities of more than five years through ten years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains recorded in the accompanying statement of income. Gain on sale of investments resulted from gross realized gains of $3,000 and $28,000 in 2000 and 1998, respectively, relating to the sale of available-for-sale investments.


3.    Employee Benefit Plans

STOCK-BASED COMPENSATION PLANS

Stock Option Plans

      The Company maintains stock-based compensation plans for its key employees, directors, and others. Two of these plans permit the grant of nonqualified and incentive stock options. Two other plans permit the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a one- to ten-year period,

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Employee Benefit Plans (continued)

depending on the term of the option, which may range from five to twelve years. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermedics and Thermo Electron.

      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 719,000 shares at a weighted average exercise price of $27.99 per share elected to participate in this exchange and, as a result, received options to purchase 360,000 shares of Company common stock at $10.91 per share, which are included in the 1998 grants in the table below. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date. The options exchanged were canceled by the Company.

      In June 1999, the Company awarded 67,000 shares of restricted Company common stock to certain key employees. The shares had an aggregate value of $625,000 and vest three years from the date of award, assuming continued employment, with certain exceptions. The Company has recorded the fair value of the restricted stock as deferred compensation in the accompanying balance sheet and is amortizing such amount over the vesting period. At the time of the merger with Thoratec Corporation in February 2001, all options fully vested and all such restrictions on restricted stock awards lapsed. See Note 15.

      A summary of the Company's stock option activity is as follows:

                                                    2000                  1999                     1998
                                            ---------------------   -------------------      --------------------
                                                         Weighted              Weighted                  Weighted
                                            Number        Average   Number      Average      Number       Average
                                                of       Exercise       of     Exercise          of      Exercise
(Shares in thousands)                       Shares          Price   Shares        Price      Shares         Price
                                            ------       --------   ------     --------      ------      --------
Options Outstanding, Beginning of Year       1,405       $ 13.82    1,468       $ 13.99      1,646       $ 20.41
 Granted                                        54          9.73      120          9.51        761         12.25
 Exercised                                     (39)         6.93      (68)         4.51       (159)         4.17
 Forfeited                                    (249)        17.26     (115)        16.91        (61)        26.14
 Canceled due to exchange                       --         --          --            --       (719)        27.99
                                             -----                  -----                    -----

Options Outstanding, End of Year             1,171       $ 13.13    1,405        $13.82      1,468       $ 13.99
                                             =====       =======    =====       =======      =====       =======

Options Exercisable                          1,171       $ 13.13    1,405        $13.82      1,464       $  13.96
                                             =====       =======    =====       =======      =====       =======

Options Available for Grant                  1,210                  1,015                    1,087
                                             =====                  =====                    =====

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    Employee Benefit Plans (continued)

      A summary of the status of the Company's stock options at December 30, 2000, is as follows:

                                             Options Outstanding and Exercisable
                                    ------------------------------------------------------
                                            Number            Weighted            Weighted
                                                of             Average             Average
                                            Shares           Remaining            Exercise
Range of Exercise Prices             (In thousands)   Contractual Life               Price
                                      ------------    ----------------            --------
$  7.83 - $12.77                               913           4.5 years              $10.91
  12.78 -  17.72                               135           2.6 years               15.31
  17.73 -  22.67                                 4           0.4 years               22.28
  22.68 -  27.62                               119           7.5 years               27.40
                                             -----
$  7.83 - $27.62                             1,171           4.6 years              $13.13
                                             =====


Employee Stock Purchase Program

      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock may be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and shares purchased are subject to a one-year resale restriction. Prior to the 1998 program year, the applicable shares of common stock could be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased were subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 2000 and 1999, the Company issued 17,800 and 9,100 shares, respectively, of its common stock under this program. No shares were issued under this program during 1998.

PRO FORMA STOCK-BASED COMPENSATION EXPENSE

      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards granted after 1994 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

(In thousands except per share amounts)         2000           1999           1998
                                             -------        -------        -------
Net Income:
 As reported                                 $ 7,524        $ 9,584        $ 7,820
 Pro forma                                     6,187          7,209          5,911
Basic and Diluted Earnings per Share:
 As reported                                     .20            .25            .20
 Pro forma                                       .16            .19            .15


      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    Employee Benefit Plans (continued)

      The weighted average fair value per share of options granted was $5.34, $3.81, and $5.61 in 2000, 1999, and 1998, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                              2000           1999          1998
                                           --------      --------      --------
Volatility                                       61%           54%           52%
Risk-free Interest Rate                         4.9%          5.6%          4.6%
Expected Life of Options                   4.8 years     3.1 years     4.4 years


      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

401(k) SAVINGS PLAN

      Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $804,000, $726,000, and $584,000 in 2000, 1999, and 1998, respectively.

4.    Income Taxes

      The components of income before provision for income taxes and extraordinary item are as follows:

(In thousands)                       2000               1999               1998
                                 --------           --------           --------
Domestic                         $ 12,081           $ 11,302           $ 12,506
Foreign                              (118)               (65)               (67)
                                 --------           --------           --------

                                 $ 11,963           $ 11,237           $ 12,439
                                 ========           ========           ========

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.    Income Taxes (continued)

      The components of the provision for income taxes are as follows:

(In thousands)                            2000             1999             1998
                                       -------          -------          -------
Currently Payable:
 Federal                               $ 3,747          $ 2,702          $ 3,450
 State                                     352              943              282
                                       -------          -------          -------

                                         4,099            3,645            3,732
                                       -------          -------          -------

Net Deferred (Prepaid):
 Federal                                   465             (643)             754
 State                                      66             (137)             133
                                       -------          -------          -------

                                           531             (780)             887
                                       -------          -------          -------

                                       $ 4,630          $ 2,865          $ 4,619
                                       =======          =======          =======

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $319,000 and $226,000 of such benefits that have been allocated to capital in excess of par value in 2000 and 1998, respectively.

      The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes and extraordinary item due to the following:

(In thousands)                                                          2000          1999          1998
                                                                     -------       -------       -------
Provision for Income Taxes at Statutory Rate                         $ 4,187       $ 3,933       $ 4,354
Increases (Decreases) Resulting From:
 Federal research and development credit claim from prior years           --        (1,508)           --
 State income taxes, net of federal tax                                  272           524           270
 Foreign sales corporation benefit                                      (134)         (116)         (110)
 Other                                                                   305            32           105
                                                                     -------       -------       -------

                                                                     $ 4,630       $ 2,865       $ 4,619
                                                                     =======       =======       =======


      During 1999, the Company received a favorable resolution of a claim for prior-year research and development tax credits, which reduced the tax provision by $1,508,000.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.    Income Taxes (continued)

      Short- and long-term deferred tax assets in the accompanying balance sheet consist of the following:


(In thousands)                                              2000            1999
                                                         -------         -------
Write-off of acquired technology                         $ 1,427         $ 1,556
Reserves and accruals                                      1,662           1,121
Depreciation and amortization                              1,179           1,173
Inventory basis difference                                   958           1,071
Accrued compensation                                         568             983
Allowance for doubtful accounts                              346             340
State tax loss and credit carryforwards                    1,492             613
Other, net                                                   (67)            495
                                                         -------         -------

                                                           7,565           7,352
Valuation allowance                                        1,492             613
                                                         -------         -------

                                                         $ 6,073         $ 6,739
                                                         =======         =======

      The valuation allowance relates to the realizability of state net operating loss carryforwards of $2,100,000, which expire in 2001 through 2005, and state tax credit carryforwards of $1,290,000, which expire in 2001 through 2012.

5.    Subordinated Convertible Debentures

      During 2000, the Company purchased $3,173,000 principal amount of its 4 3/4% subordinated convertible debentures, convertible at $31.415 per share and due 2004, for $2,825,000 in cash, resulting in an extraordinary gain of $191,000, net of taxes of $117,000.
      During 1999, the Company purchased $11,989,000 principal amount of its 4 3/4% subordinated convertible debentures for $9,985,000 in cash, resulting in an extraordinary gain of $1,212,000, net of taxes of $743,000.
      See Note 10 for the fair value information pertaining to the Company's subordinated convertible debentures.


6.    Related-party Transactions

CORPORATE SERVICES AGREEMENT

      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In addition, the Company uses data processing services of a majority-owned subsidiary of Thermo Electron, and accounting, personnel, and administrative services of Thermedics. For these services, as well as the administrative services provided by Thermo Electron, the Company was charged $980,000, $837,000, and $768,000 in 2000, 1999, and 1998, respectively. The fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fees charged by Thermo Electron, its majority-owned subsidiary, and Thermedics are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.    Related-party Transactions (continued)

OPERATING LEASES

      The Company subleases office and research facilities from Thermo Electron and is charged for actual square footage occupied at approximately the same rent paid per square foot by Thermo Electron under its prime lease. The sublease expires in February 2004. The accompanying statement of income includes expenses from the sublease of $177,000, $171,000, and $151,000 in 2000, 1999, and 1998,
respectively.

      The Company subleases a portion of an office and research facility from Thermo Electron and is charged for actual square footage occupied at approximately the same rent paid per square foot by Thermo Electron under its prime lease. The sublease was terminated in May 2000 and the Company currently rents the same space from a third party. The accompanying statement of income includes expenses from the sublease with Thermo Electron of $36,000, $65,000, and $50,000 in 2000, 1999, and 1998, respectively.

      Future minimum payments due under these noncancellable lease arrangements at December 30, 2000, are $168,000 in 2001 through 2003, and $28,000 in 2004.
Total future minimum lease payments are $532,000.

RELATED-PARTY PURCHASES

      Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart-assist devices sold by the Company. The Company paid $3,283,000, $3,651,000, and $1,717,000 for these services in 2000, 1999, and 1998, respectively.

CASH MANAGEMENT

      The Company has, from time to time, invested excess cash in arrangements with Thermo Electron as discussed in Note 1.

7.    Commitment and Contingency

OPERATING LEASES

      In addition to the related-party operating leases described in Note 6, the Company leases manufacturing, office, and research facilities under various operating lease agreements. The accompanying statement of income includes expense from these leases of $410,000, $245,000, and $355,000 in 2000, 1999, and
1998, respectively. Future minimum payments due under noncancelable operating leases at December 30, 2000, are $362,000 in 2001, $255,000 in 2002, and $13,000
in 2003 and 2004. Total future minimum lease payments are $643,000.

CONTINGENCY

      The Company has received correspondence alleging that the textured surface of the LVAS housing infringed the intellectual property rights of another party. In general, an owner of intellectual property can prevent others from using such property without a license and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegation and, based on the opinion of its counsel and the Company's assessment of the proceedings in the United States Patent and Trademark Office to date, believes that if the Company were sued on these bases, it would have meritorious defenses. Given the inherent uncertainties in dispute resolution, however, if the Company were sued and the outcome were unfavorable, the Company's results of operations or financial condition could be materially adversely affected in amounts the Company cannot reasonably estimate.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.    Stock Purchase Warrant and Common Stock

      In May 1993, in connection with an agreement to develop a material to be used in the Company's LVAS, the Company granted to a third party the right to purchase from the Company 60,000 shares of the Company's common stock at a price of $5.83 per share, which was the fair market value of the Company's common stock on the date of grant. This warrant is exercisable immediately and expires ten years after the date of grant. In February 2000, 60,000 shares of the Company's common stock were purchased under this warrant.


9.    Restructuring and Unusual Costs

      During 2000, the Company recorded restructuring and unusual costs of $1,831,000 for employee retention costs in connection with the sale of the Company (Note 15). The retention costs are being recorded ratably over the period through which the employees must remain employed to qualify for the payment. Of the total costs incurred during 2000, $1,182,000 was recorded in the LVAS segment and $649,000 was recorded in the Other Medical Equipment segment. As a result of the Company's merger with Thoratec (Note 15), the payment date of the retention costs accelerated and the Company will record a charge of $1.8 million in the first quarter of 2001 for the portion of the payment that had not been accrued at December 30, 2000.

      A summary of the changes in the liability for retention costs follows:

(In thousands)

BALANCE AT JANUARY 1, 2000                                              $    --
 Costs incurred in 2000                                                   1,831
 Payments                                                                  (123)
                                                                        -------

BALANCE AT DECEMBER 30, 2000                                            $ 1,708
                                                                        =======


      The Company expects to make the remaining payments for employee retention during 2001.

10.   Fair Value of Financial Instruments

      The Company's financial instruments consist mainly of cash and cash equivalents, advance to affiliate, available-for-sale investments, accounts receivable, accounts payable, due to parent company and affiliated companies, and subordinated convertible debentures. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and subordinated convertible debentures, approximate fair value due to their short-term nature.

      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

      The fair value of the Company's subordinated convertible debentures, based on quoted market prices, was $50,385,000 and $47,540,000 in 2000 and 1999, respectively. The fair value is less than the carrying amount in both periods, primarily due to a decrease in the market price of the Company's common stock relative to the conversion price of the debentures.

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. Significant Customer, Export Sales, Concentrations of Risk, and Segment Information

SIGNIFICANT CUSTOMER

      Sales to one customer accounted for 17%, 21%, and 22% of the Company's total revenues in 2000, 1999, and 1998, respectively.

EXPORT SALES

      Export revenues accounted for 16%, 16%, and 15% of the Company's total revenues in 2000, 1999, and 1998, respectively.

CONCENTRATIONS OF RISK

      Certain raw materials used in the manufacture of the Company's LVAS are available from only one or two suppliers. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials or components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for the LVAS for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of the LVAS.

      The Company sells its products to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

SEGMENT INFORMATION

      The Company organizes and manages its business by functional operating entity. The Company's functional entities operate in two segments: Left Ventricular-assist Systems (LVAS) and Other Medical Equipment. The Company's LVAS segment researches, develops, and manufactures an implantable pneumatic LVAS that is powered by an external electrically driven air-pump and an electric LVAS that is driven by an implanted electric motor and powered by a lightweight battery pack worn by the patient. The Company's Other Medical Equipment segment develops, manufactures, and markets near-patient, whole-blood coagulation testing equipment and related disposables, as well as premium-quality, single-use, skin-incision devices.

(In thousands)                                        2000            1999            1998
                                                   -------         -------         -------
BUSINESS SEGMENT INFORMATION
Revenues:
 Left Ventricular-assist Systems                   $43,356         $40,289         $30,303
 Other Medical Equipment                            40,347          38,801          36,545
                                                   -------         -------         -------

                                                   $83,703         $79,090         $66,848
                                                   =======         =======         =======
Income Before Provision for Income Taxes and
  Extraordinary Item:
 Left Ventricular-assist Systems(a)                $   624         $  (250)        $   344
 Other Medical Equipment(b)                          7,621           8,789           8,978
 Corporate(c)                                         (980)           (837)           (768)
                                                   -------         -------         -------

 Total operating income                              7,265           7,702           8,554
 Interest and other income, net                      4,698           3,535           3,885
                                                   -------         -------         -------

                                                   $11,963         $11,237         $12,439
                                                   =======         =======         =======

                           THERMO CARDIOSYSTEMS. INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. Significant Customer, Export Sales, Concentrations of Risk, and Segment Information (continued)

(In thousands)                                  2000          1999          1998
                                            --------      --------      --------
Total Assets:
 Left Ventricular-assist Systems            $ 30,124      $ 28,078      $ 23,735
 Other Medical Equipment                      19,679        17,935        16,638
 Corporate(d)                                126,882       123,915       131,990
                                            --------      --------      --------

                                            $176,685      $169,928      $172,363
                                            ========      ========      ========
Depreciation and Amortization:
 Left Ventricular-assist Systems            $  1,394      $  1,432      $  1,312
 Other Medical Equipment                       1,446         1,448         1,675
                                            --------      --------      --------

                                            $  2,840      $  2,880      $  2,987
                                            ========      ========      ========
Capital Expenditures:
 Left Ventricular-assist Systems            $  1,243      $  1,103      $    961
 Other Medical Equipment                       1,117         1,437           638
                                            --------      --------      --------

                                            $  2,360      $  2,540      $  1,599
                                            ========      ========      ========


(a)   Includes restructuring and unusual costs of $1,182,000 in 2000.

(b)   Includes restructuring and unusual costs of $649,000 in 2000.

(c)   Primarily general and administrative expenses.

(d) Primarily cash, cash equivalents, available-for-sale investments, and, in 1999, advance to affiliate.


12.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)           2000         1999         1998
                                               -------      -------      -------
BASIC
Net Income                                     $ 7,524      $ 9,584      $ 7,820
                                               -------      -------      -------

Weighted Average Shares                         38,555       38,443       38,810
                                               -------      -------      -------

Basic Earnings per Share                       $   .20      $   .25      $   .20
                                               =======      =======      =======

DILUTED
Net Income                                     $ 7,524      $ 9,584      $ 7,820
                                               -------      -------      -------

Basic Weighted Average Shares                   38,555       38,443       38,810
Effect of Stock Options                             19           39          175
                                               -------      -------      -------

Weighted Average Shares, as Adjusted            38,574       38,482       38,985
                                               -------      -------      -------

Diluted Earnings per Share                     $   .20      $   .25      $   .20
                                               =======      =======      =======

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.   Earnings per Share (continued)

      Options to purchase 927,000, 1,426,000, and 1,052,000 shares of common stock were not included in the computation of diluted earnings per share for 2000, 1999, and 1998, respectively, because their effect would have been antidilutive due to the options' exercise prices exceeding the average market price for the common stock.

      In addition, the computation of diluted earnings per share excludes the effect of assuming the conversion of the Company's 4 3/4% subordinated convertible debentures, convertible at $31.415 per share, because the effect would be antidilutive. The principal amount of the debentures was $54,838,000, $58,011,000, and $70,000,000 at year-end 2000, 1999, and 1998, respectively.

      During 2000 and 1999, the Company recorded extraordinary gains in connection with the repurchase of its 4 3/4% subordinated convertible debentures (Note 5). The extraordinary gains had no effect on reported earnings per share in 2000 and increased basic and diluted earnings per share by $.03 in 1999.

13.   Comprehensive Income

      Comprehensive income combines net income and "other comprehensive items," which represents certain amounts that are reported as components of shareholders' investment in the accompanying balance sheet, including foreign currency translation adjustments and unrealized net of tax gains and losses on available-for-sale investments.

      Accumulated other comprehensive items in the accompanying balance sheet consist of the following:

(In thousands)                                                 2000        1999
                                                              -----       -----
Cumulative Translation Adjustment                             $   9       $  47
Net Unrealized Loss on Available-for-sale Investments           (39)       (338)
                                                              -----       -----

                                                              $ (30)      $(291)
                                                              =====       =====


      Unrealized gains (losses) on available-for-sale investments, a component of other comprehensive items, in the accompanying statement of comprehensive income and shareholders' investment, includes the following:

(In thousands)                                                       2000        1999        1998
                                                                    -----       -----       -----
Unrealized Holding Gains (Losses) Arising During the Year (net
 of income tax (provision) benefit of $(168), $257, and $(21))      $ 301       $(458)      $  38
Reclassification Adjustment for Gains Included in Net Income
 (net of income tax provision of $1, $0, and $10)                      (2)         --         (18)
                                                                    -----       -----       -----

Net Unrealized Gains (Losses) (net of income tax (provision)
 benefit of $(167), $257, and $(11))                                $ 299       $(458)      $  20
                                                                    =====       =====       =====

                           THERMO CARDIOSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.   Unaudited Quarterly Information

(In thousands except per share amounts)

2000                                      First(a)    Second(b)     Third(c)    Fourth(d)
                                          -------     --------      -------     --------
Revenues                                  $20,082      $22,762      $19,391      $21,468
Gross Profit                               11,790       13,230       11,092       12,497
Income Before Extraordinary Item            1,770        2,448        1,494        1,621
Net Income                                  1,770        2,639        1,494        1,621
Basic and Diluted Earnings per Share          .05          .07          .04          .04

1999                                        First       Second        Third     Fourth(e)
                                          -------      -------      -------      -------

Revenues                                  $19,461      $20,215      $19,738      $19,676
Gross Profit                               11,094       11,699       11,170       11,388
Income Before Extraordinary Item            1,773        2,010        2,845        1,744
Net Income                                  1,773        2,010        2,845        2,956
Basic and Diluted Earnings per Share          .05          .05          .07          .08


(a)   Reflects restructuring and unusual costs of $0.1 million.

(b) Reflects an extraordinary gain of $0.2 million, net of taxes of $0.1 million, and restructuring and unusual costs of $0.6 million.

(c)   Reflects restructuring and unusual costs of $0.4 million.

(d)   Reflects restructuring and unusual costs of $0.7 million.

(e) Reflects an extraordinary gain of $1.2 million, net of taxes of $0.7 million.


15.   Subsequent Event

      On February 14, 2001, the Company merged with Thoratec pursuant to an agreement under which the Company's shareholders received 0.835 shares of Thoratec common stock for each share of Company common stock owned. The Company's 4 3/4% subordinated convertible debentures were assumed by Thoratec and became convertible into shares of Thoratec.

      Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operation under the heading "Forward-looking Statements."


OVERVIEW

      The Company's businesses operate in two segments: Left Ventricular Assist Systems (LVAS) and Other Medical Equipment. The LVAS segment researches, develops, and manufactures two implantable heart-assist devices: a pneumatic, or air-driven, system, and an electric version. Its HeartMate(R) devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. This segment includes the Company's Nimbus Inc. subsidiary. Nimbus has been involved in artificial heart technology for over 20 years and has carried out research in two primary fields: ventricular-assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for the high-speed rotary blood pump that is the basis for the HeartMate II, the next generation of the Company's LVAS. Because of its smaller size, the HeartMate II may potentially be used to provide cardiac support in small adults and in children. The Other Medical Equipment segment consists of International Technidyne Corporation, a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables, as well as premium-quality, single-use, skin-incision devices. In general, a profit cannot be earned from the sale of an LVAS in the United States until approval of the device has been received from the U.S. Food and Drug Administration (FDA) for commercial sale. Until such approval was obtained, only the direct and indirect costs of the LVAS could be recovered, which were included in the Company's revenues. With the FDA's approval of the air-driven LVAS, the Company began earning a profit on the sale of such systems in 1994. In September 1998, the FDA granted approval for commercial sale in the U.S. of the electric LVAS as a bridge to transplant. As a result, the Company earns a profit on the sale of that device. Following FDA approval of the electric LVAS, the Company increased the price of the electric LVAS by approximately 13%, effective November 1998.
      On February 14, 2001, the Company merged with Thoratec Corporation pursuant to an agreement under which the Company's shareholders received 0.835 shares of Thoratec common stock for each share of Company common stock.


RESULTS OF OPERATIONS

2000 COMPARED WITH 1999

      Total revenues increased to $83.7 million in 2000 from $79.1 million in 1999. LVAS segment revenues increased to $43.4 million in 2000 from $40.3 million in 1999, primarily due to an increase in revenues from the Company's electric LVAS, principally due to higher demand.

      Other Medical Equipment segment revenues increased to $40.3 million in 2000 from $38.8 million in 1999, primarily due to a $2.0 million increase in revenues from ProTime(R) Microcoagulation Systems due to increased demand and the introduction of new products, offset in part by a decrease in revenues from skin-incision devices due to lower demand caused by competitive pricing pressures.

      The gross profit margin increased to 58% in 2000 from 57% in 1999 due to gross profit margin improvement in the LVAS segment. This improvement was primarily due to an increase in the average sales price for the electric LVAS, which improved the gross margin by approximately $0.4 million, as well as improved volume. The gross profit margin for the Other Medical Equipment segment decreased slightly, principally as a result of changes in product mix.

      Selling, general, and administrative expenses as a percentage of revenues were 28% in 2000 and 1999. Selling, general, and administrative expenses increased to $23.6 million in 2000 from $22.0 million in 1999, primarily due to an increase in selling and marketing expenses in support of higher revenues.

      Research and development expenses increased to $15.9 million in 2000 from $15.6 million in 1999, primarily due to an increase in expenses in the LVAS segment, principally for the development of the HeartMate II and continuing expenses related to a clinical trial being conducted to evaluate the electric LVAS as an alternative to medical therapy. Research and development expenses were 19% and 20% of revenues in 2000 and 1999, respectively.

      Restructuring and unusual costs of $1.8 million were recorded by the Company in 2000 for employee retention costs in connection with the sale of the Company (Notes 9 and 15).

      Interest income increased to $7.6 million in 2000 from $7.1 million in 1999, primarily due to an increase in interest rates. Interest expense decreased to $2.9 million in 2000 from $3.6 million in 1999, due to the purchase by the Company of $15.2 million principal amount of its 4 3/4% subordinated convertible debentures in 2000 and 1999 (Note 5).

      The effective tax rate was 39% and 25% in 2000 and 1999, respectively. The effective tax rate exceeded the statutory federal income tax rate in 2000 primarily due to the impact of state income taxes. The effective tax rate was below the statutory federal income tax rate in 1999 as a result of a favorable resolution of a Company claim for prior-year research and development tax credits. The effect of the credit decreased the tax provision recorded in 1999 by $1.5 million.

      The Company recorded an extraordinary gains of $0.2 million and $1.2 million in 2000 and 1999, respectively, as a result of the purchase by the Company of its 4 3/4% subordinated convertible debentures (Note 5).


1999 COMPARED WITH 1998

      Total revenues increased to $79.1 million in 1999 from $66.8 million in 1998. LVAS segment revenues increased to $40.3 million in 1999 from $30.3 million in 1998. The increase in LVAS segment revenues was primarily due to a $17.1 million increase in revenues from the Company's electric LVAS due to an increase in demand as a result of FDA approval for commercial sale, which was granted in September 1998 and, to a lesser extent, a 13% price increase for the electric LVAS, effective November 1998. These increases in revenues were offset in part by a $7.4 million decrease in revenues from the Company's air-driven LVAS due to a shift to the electric LVAS and a $1.1 million decrease in revenues at Nimbus due to the expiration of several government research and development contracts.

      Other Medical Equipment segment revenues increased to $38.8 million in 1999 from $36.5 million in 1998, primarily due to a $2.0 million increase in revenues from the Company's skin-incision devices and ProTime, due to an increase in demand.

      The gross profit margin decreased slightly to 57.3% in 1999 from 57.5% in 1998. The gross profit margin in the Other Medical Equipment segment decreased primarily due to changes in product mix and pricing strategies. This decrease was offset in part by an increase in the gross profit margin in the LVAS segment primarily due to an increase in demand resulting in higher overhead absorption and, to a lesser extent, a decrease in lower-margin revenues from government contracts at Nimbus. The increase in the gross profit margin, related to a 13% price increase for the electric LVAS, was offset by lower sales of the higher margin air-driven LVAS.

      Selling, general, and administrative expenses as a percentage of revenues remained unchanged at 28% in 1999 and 1998. Selling, general, and administrative expenses increased to $22.0 million in 1999 from $19.0 million in 1998, primarily due to a $1.5 million increase in costs for sales and marketing staff in the LVAS segment and, to a lesser extent, higher advertising costs relating to the electric LVAS, which was approved by the FDA for commercial sale in September 1998.

      Research and development expenses increased to $15.6 million, or 20% of revenues, in 1999 from $10.9 million, or 16% of revenues, in 1998, primarily due to a $2.7 million increase in expenses in the LVAS segment relating to a clinical trial that is currently being conducted to evaluate the electric LVAS as an alternative to medical therapy. To a lesser extent, research and development expenses increased due to increased product development activities in the Other Medical Equipment segment.

      Interest income decreased to $7.1 million in 1999 from $7.4 million in 1998, primarily due to a decrease in interest rates and, to a lesser extent, lower average invested balances. Interest expense was $3.6 million in both periods.

      The effective tax rate of 25% in 1999 resulted from a favorable resolution of the Company's claim for prior-year research and development tax credits. The effect of the credit decreased the tax provision recorded in 1999 by $1.5 million. The effective tax rate of 37% in 1998 exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

      The Company recorded an extraordinary gain of $1.2 million in 1999 as a result of the purchase by the Company of $12.0 million principal amount of its 4 3/4% subordinated convertible debentures (Note 5).


LIQUIDITY AND CAPITAL RESOURCES

      Consolidated working capital was $149.2 million at December 30, 2000, compared with $115.5 million at January 1, 2000. Cash, cash equivalents, advance to affiliate, and short- and long-term available-for-sale investments were $128.9 million at December 30, 2000, compared with $125.0 million at January 1, 2000. During 2000, $8.7 million of cash was provided by operating activities. Cash of $2.4 million was used to fund an increase in inventories, primarily in the LVAS segment in anticipation of higher sales. Cash of $1.0 million was used to fund an increase in accounts receivable, primarily due to an increase in fourth quarter revenues over the comparable period last year. Cash of $2.0 million was provided by an increase in other current liabilities, primarily accrued retention costs.

      During 2000, the Company's primary investing activity, excluding advance to affiliate and available-for-sale investments activity, was the purchase of property, plant, and equipment for $2.4 million.

      During 2000, the Company used $2.8 million of cash to purchase subordinated convertible debentures pursuant to authorizations by the Company's Board of Directors. In addition, the Company sold 60,000 shares of Company common stock in February 2000 for $0.3 million in connection with the exercise of a warrant previously granted to a third party.

      The Company believes that it has adequate resources to meet its financial needs for the foreseeable future.


MARKET RISK

      The Company is exposed to market risk from changes in interest rates and equity prices, which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities.

Interest Rates

      The Company's available-for-sale investments and subordinated convertible debentures are sensitive to changes in interest rates. Interest rate changes would result in a change in the fair value of these financial instruments due to the difference between the market interest rate and the rate at the date of purchase of the financial instrument. A 10% decrease in year-end 2000 and 1999 market interest rates would result in a negative impact to the Company of $0.6 million and $0.4 million, respectively, on the net fair value of its interest-sensitive financial instruments. The change in the net fair value from 1999 to 2000 is primarily due to an increase in the market interest rate relative to the interest rate of the convertible debentures.

Equity Prices

      The Company's subordinated convertible debentures are sensitive to fluctuations in the price of the Company's common stock into which the debentures are convertible. Changes in equity prices would result in changes in the fair value of the Company's subordinated convertible debentures due to the difference between the current market price and the market price at the date of issuance of the debentures. A 10% increase in the year-end 2000 and 1999 market equity prices would result in a negative impact to the Company of $0.1 million and $29,000, respectively, on the net fair value of its subordinated convertible debentures. The change in the net fair value from 1999 to 2000 is primarily due to a decrease in the market price of the Company's common stock relative to the conversion price of the debentures.

Item 7.  (b) Pro Forma Financial Information.


                          UNAUDITED PRO FORMA COMBINED
                     CONDENSED FINANCIAL STATEMENT OVERVIEW


      When the merger closed, Thoratec issued 0.835 of a share of Thoratec common stock for each share of Thermo Cardiosystems, Inc. (Cardiosystems) common stock outstanding. The following tables set forth certain historical financial information of Thoratec and Cardiosystems on an unaudited pro forma basis after giving effect to the merger as a "reverse acquisition" (i.e., as if Cardiosystems had acquired Thoratec). The accompanying unaudited pro forma combined condensed balance sheet assumes the merger took place on December 30, 2000. The unaudited pro forma combined condensed balance sheet combines the consolidated balance sheet of Thoratec as of December 30, 2000 and the consolidated balance sheet of Cardiosystems as of December 30, 2000. The accompanying unaudited pro forma combined condensed statements of operations present the consolidated results of operations of Thoratec for the fiscal year ended December 30, 2000 combined with the consolidated results of operations of Cardiosystems for the fiscal year ended December 30, 2000. The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 2, 2000.

     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of Thoratec after the merger or of the financial position or results of operations of Thoratec that would have actually occurred had the merger been effected as of the dates described above.

      The unaudited pro forma combined condensed financial information should be read in conjunction with the audited consolidated financial statements and related notes of Thoratec and Cardiosystems incorporated by reference into this report or found elsewhere in this report.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

                   FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000


                                                                                PRO FORMA           COMBINED
                                             CARDIOSYSTEMS        THORATEC     ADJUSTMENTS          PRO FORMA
                                             -------------        --------     -----------          ---------
                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues ..................................      $  83,703       $  30,429                          $ 114,132
Cost of Revenues ..........................         35,094          10,919       $     112(1)          46,125
                                                 ---------       ---------       ---------          ---------
Gross Profit ..............................         48,609          19,510            (112)            68,007
                                                 ---------       ---------       ---------          ---------
Operating Expenses:
  Selling, general, and administrative
     expenses .............................         23,587          10,969              54(2)          34,610
  Research and development expenses .......         15,926           7,245              42(3)          23,213
  Restructuring and unusual costs .........          1,831           4,169                              6,000
  Amortization of goodwill and other
     intangible assets ....................             --              --          17,988(4)          17,988
                                                 ---------       ---------       ---------          ---------
Total Operating Expenses ..................         41,344          22,383          18,084             81,811
Other Operating Income ....................             --             614                                614
                                                 ---------       ---------       ---------          ---------
Operating Income (Loss) ...................          7,265          (2,259)        (18,196)           (13,190)
                                                 ---------       ---------       ---------          ---------
Interest Income ...........................          7,602             866                              8,468
Other Non-Operating Income (Expense) ......              3            (153)                              (150)
Interest Expense ..........................         (2,907)             --                             (2,907)
                                                 ---------       ---------       ---------          ---------
Income (Loss) Before Provision for Income
  Taxes and Extraordinary Item ............         11,963          (1,546)        (18,196)            (7,779)
Provision (Benefit) for Income Taxes ......          4,630             183          (4,313)(5)            500
                                                 ---------       ---------       ---------          ---------
Income (Loss) Before Extraordinary Item ...      $   7,333       $  (1,729)      $ (13,883)         $  (8,279)
                                                 =========       =========       =========          =========
Basic and Diluted Earnings (Loss) Per Share
  Before Extraordinary Item ...............      $    0.19       $   (0.08)                         $   (0.15)
Weighted Average Shares:
  Basic ...................................         38,555          21,831          (6,362)(6)         54,024(6)
  Diluted .................................         38,574          21,831          (6,381)(6)         54,024(6)


See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 30, 2000

                                                                                   PRO FORMA           COMBINED
                                        CARDIOSYSTEMS            THORATEC         ADJUSTMENTS          PRO FORMA
                                        -------------            --------         -----------          ---------
                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
ASSETS
Current Assets:
  Cash and cash equivalents ..........      $  30,236           $   3,406                               $  33,642
  Short-term available-for-sale
     investments at market value .....         98,682              12,650           $ (45,977)(7)          65,355
  Accounts receivable, net ...........         15,358               8,915                                  24,273
  Inventories ........................         17,381               8,710                                  26,091
  Deferred tax asset .................          3,454                  --               4,332(9)            7,786
  Other current assets ...............             74                 564                                     638
                                           ----------           ---------           ---------           ---------
Total Current Assets .................        165,185              34,245             (41,645)            157,785
                                           ----------           ---------           ---------           ---------
Property, Plant, and Equipment, at
  Cost, Net ..........................          7,084               9,309               2,285(8)           18,678
Deferred Tax Asset ...................          2,619                  --                                   2,619
Intangible and Other Assets ..........          1,797               1,167             254,572(10)         257,536
Goodwill .............................             --                  --             102,024(11)         102,024
                                            ---------           ---------           ---------           ---------
                                            $ 176,685           $  44,721           $ 317,236           $ 538,642
                                            =========           =========           =========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable ...................      $   3,972           $   3,070           $  11,864(13)       $  18,906
  Accrued payroll and employee
     benefits ........................          3,999               2,894                                   6,893
  Accrued warranty expenses ..........            970                  61                                   1,031
  Accrued income taxes ...............            305                 124                                     429
  Accrued retention costs ............          1,708                  --                                   1,708
  Accrued interest ...................            339                  --                                     339
  Deferred distributor revenue .......             --                 693                                     693
  Other accrued expenses .............          3,709                 457                                   4,166
  Due to parent company and affiliated
     companies .......................            977                  --                (977)(14)             --
                                           ----------           ---------           ---------           ---------
Total Current Liabilities ............         15,979               7,299              10,887              34,165
                                           ----------           ---------           ---------           ---------
Deferred Tax Liability ...............             --                  --              77,393(12)          77,393(12)
Long-Term Deferred Distributor
  Revenue ............................             --               2,064                                   2,064
Subordinated Convertible Debentures ..         54,838                  --                                  54,838
Shareholders' Equity
  Common stock .......................          4,064              89,799             297,275(15)         391,138
  Capital in excess of par
     value/Additional capital ........         96,930               2,541             (99,471)(16)             --
  Retained earnings ..................         57,024             (56,920)            (19,938)(17)        (19,834)
  Treasury stock at cost .............        (51,869)                 --              51,869(18)              --
  Deferred compensation ..............           (251)                 --                (841)(18)         (1,092)
  Accumulated other comprehensive
     items ...........................            (30)                (62)                 62(18)             (30)
                                           ----------           ---------           ---------           ---------
Total Shareholders' Equity ...........        105,868              35,358             228,956             370,182
                                           ----------           ---------           ---------           ---------
Total Liabilities and Shareholders'
  Equity .............................     $  176,685           $  44,721           $ 317,236           $ 538,642
                                           ==========           =========           =========           =========

Other Data:
  Shares outstanding .................         38,580              22,421              (6,366)(19)         54,635
  Book value per share ...............     $     2.74(20)       $    1.58(20)                           $    6.78(20)


See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


      The merger is being treated as a reverse acquisition purchase in which Cardiosystems is treated as the acquirer of Thoratec for financial accounting purposes. Under that method, the fair market value of the outstanding Thoratec common stock, determined using volume-weighted average stock trading prices beginning two days before and ending two days after the announcement of the merger, is used to establish the purchase price for accounting purposes. The pro forma figures appearing here use $13.74 per share which results in an estimated purchase price of $348 million.


      The unaudited pro forma combined condensed balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of financial position or future operating results of the combined companies. In addition, the unaudited pro forma combined condensed financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.


      The fair values of Thoratec's net assets have been estimated for the purpose of allocating the purchase price of the deemed acquisition of Thoratec and determining the pro forma effect of the acquisition on the combined financial statements. The estimated purchase price of $348 million has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows (in thousands):


Net current and other assets at February 14, 2001 .............       $  41,018
FAIR VALUE ADJUSTMENTS:
  Property lease (property, plant, and equipment) -- 11 year
     life .....................................................           2,285
  Patents -- 8 year life ......................................          23,292
  Trademarks and tradenames -- 20 year life ...................          14,186
  Acquired in-process research and development -- expensed
     at closing ...............................................          76,858
  Assembled work force -- 6 year life .........................           2,612
  Developed technology -- 20 year life ........................         169,482
  Goodwill -- 20 year life ....................................         102,024
  Deferred tax asset ..........................................           4,332
  Deferred compensation -- 1 to 4 year life ...................             841
                                                                      ---------
                                                                        436,930
Less: Liabilities assumed at February 14, 2001 ................         (11,744)
      Deferred tax liability ..................................         (77,393)
                                                                      ---------
                                                                      $ 347,793
                                                                      =========

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS -- (CONTINUED)


IN-PROCESS RESEARCH AND DEVELOPMENT


      In connection with the merger, approximately $77 million of the purchase price will be allocated to in-process research and development or IPR&D.


      The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each Thoratec research and development project once it has reached technological feasibility. A discount rate consistent with the risks of each such project was used to estimate the present value of cash flows. In estimating future cash flows, consideration was given to other tangible and intangible assets required for the successful development of the technology resulting from each purchased IPR&D project and future cash flows adjusted for a charge reflecting the contribution of these assets to each project. The estimated future cash flows resulting from IPR&D were further adjusted for the contribution of core and current technology to the value of each purchased IPR&D project. Based upon these cash flows the value assigned to purchased research and development was the amount attributable to the efforts of Thoratec up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation by multiplying the estimated present value of future cash flows excluding costs of completion by the percentage of completion of each purchased research and development project at the time of acquisition.


      The nature of the efforts to develop the purchased IPR&D into commercially viable products principally relates to the completion or acceleration of existing development programs, including the required completion of several phases of clinical trials and the expenditure of those general and administrative costs necessary to manage the projects and trials. Assuming the approval of such products by the FDA, costs related to the full-scale manufacturing, distribution and marketing of the products are included in the cash flow projection upon which the IPR&D value is based. The resulting net cash flows from such projects were based on Thoratec's estimates of revenues, cost of sales, research and development costs, sales and marketing, general and administrative, and the anticipated income tax effect.


      The discounting of net cash flows back to their present value is based on a discount derived in part from the weighted average cost of capital for Thoratec and from comparable rates of return for similar technologies. The discount rates used in discounting the net cash flows from purchased in-process research and development projects ranged from 42% to 55%. These discount rates are higher than the implied overall rate of return on the Thoratec acquisition due to the inherent uncertainties surrounding the successful development of the IPR&D.


      The forecast data employed in the analyses were based upon product level forecast information obtained by Thoratec from numerous internal and external sources. Thoratec management has reviewed and challenged the forecast data and related assumptions and has used the information in calculating IPR&D. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at this time, Thoratec believes the forecast data and assumptions to be reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on the future financial condition and results of operations of Thoratec after the merger.


      In the allocation of purchase price to the IPR&D, the concept of alternative future use was specifically considered for each of the programs under development. The acquired IPR&D consists of Thoratec's completed work on each of the identified programs at the time of acquisition. The programs are each very specific to the disease condition and market for which they are intended. There are no identified alternative uses for the in-process programs if the programs fail in clinical trials or are otherwise deemed unfeasible. The development effort for the acquired IPR&D does not possess an alternative future use for Thoratec after the merger as defined by generally accepted accounting principles.


      Set out below is a brief description of IPR&D projects including an estimate of when Thoratec believes it may realize revenues from the sale of these products in the respective application.


      PVAD (Discharge and Therapeutic Recovery)

      PVAD is a paracorporeal ventricular assist device intended to be used to support patients before and after hospital discharge, as a bridge-to-transplant or as a bridge-to-recovery for patients undergoing open-heart surgery or suffering from acute cardiac failure or various infections. Thoratec has undertaken a series of clinical studies and trials designed to demonstrate the system's role as a support or alternative to transplant. Clinical trials are scheduled for completion in 2000 and 2001 for these various indications.

      Future costs for these programs are estimated at approximately $2.3 million. Discount rates of 42% to 48% were applied to the estimated cash flows associated with these programs.

      TLC-II Driver

      The TLC-II driver is a lightweight portable pneumatic drive unit for use with Thoratec's VAD pump, promoting greater patient mobility and self-care. Thoratec is in the final stages of obtaining FDA approval. A PMA Supplement has been filed with the FDA and it is expected that approval to market this product in the U.S. will be obtained in 2001.

      The future cost of this program is estimated to be approximately $1.2 million. A discount rate of 42% was applied to these estimated cash flows.

      IVAD and MVAD

      The implantable VAD, or IVAD, is a ventricular assist device intended to provide the option for implantation within the body. Thoratec has obtained conditional approval to start clinical trials in the U.S. and estimates that approval for the commercial sale of the product in the U.S. will be received in 2002.

      The muscle-powered implantable VAD, or MVAD, is a ventricular assist device intended to hydraulically power a VAD pump. Thoratec is developing working prototypes and conducting animal studies, and estimates that approval to market this device in the U.S. will be obtained in 2010.

      The future cost of these programs are estimated to be approximately $2.5 million for the IVAD and $6.4 million for the MVAD. Discount rate of 45% to 55% were applied to these estimated cash flows.

  Aria

      The Aria graft is a small diameter prosthetic graft for use in coronary artery bypass surgery. The graft is currently in clinical trials. Product launch is anticipated in the U.S. in 2003.


      The future cost of this program is estimated to be approximately $4.7 million. A discount rate of 48% was applied to these estimated cash flows.


      The Thoratec research and development programs currently in process were valued as follows:



PVAD (Discharge and Therapeutic Recovery)...................  $12,211
TLC-II......................................................    1,742
IVAD and MVAD...............................................    1,034
Aria Graft..................................................   61,871
                                                              -------
                                                              $76,858
                                                              =======

   ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The adjustments to the unaudited pro forma combined condensed balance sheet as of December 30, 2000 and the pro forma combined condensed statement of operations for the year ended December 30, 2000 in connection with the merger are presented below:

  (1)   Adjustment to cost of revenues:
        Allocation of depreciation expense related to the fair value adjustment of the property lease (depreciation period 11
        years)......................................................  $   112

  (2)   Adjustment to selling, general, and administrative expenses:
        Allocation of depreciation expense related to the fair value adjustment of the property lease (amortization period 11
        years)......................................................  $    54

  (3)   Adjustment to research and development expenses:
        Allocation of depreciation expense related to the fair value adjustment of the property lease (amortization period 11
        years)......................................................  $    42

  (4) Adjustments to amortization of goodwill and other intangible assets:

        Amortization of other intangible assets (amortization period
        20 years)...................................................  $ 9,183

        Amortization of other intangible assets (amortization period
        8 years)....................................................    2,912

        Amortization of other intangible assets (amortization period
        6 years) ....................................................     435

        Amortization of goodwill (amortization period 20 years).....    5,101

        Amortization of deferred compensation.......................      357
                                                                      -------
                                                                      $17,988
                                                                      =======
  (5)  Adjustments to provision (benefit) for income taxes:

        Record tax provision for Thoratec due to change in valuation
        allowance on deferred tax asset.............................  $   677
        Record deferred tax benefit related to amortization of
        intangible assets...........................................   (4,990)
                                                                      --------
                                                                      $(4,313)
                                                                      ========

  (6) The pro forma per share net income (loss) before extraordinary item is computed by dividing the pro forma net income (loss) before extraordinary item by the pro forma weighted average number of shares outstanding, assuming Thoratec and Cardiosystems had merged at the beginning of the earliest period presented. The pro forma weighted average number of shares outstanding, and required pro forma adjustment to the weighted shares outstanding, are calculated as follows for the year ended December 30, 2000:

                                                             BASIC     DILUTED
                                                             ------    -------
For the year ended December 30, 2000:
  Cardiosystems weighted average shares....................  38,555    38,574
  Multiplied by exchange ratio of 0.835....................   0.835     0.835
                                                             ------    ------
  Equivalent Thoratec shares...............................  32,193    32,209
  Add Thoratec weighted average shares.....................  21,831    21,831
                                                             ------    ------
                                                             54,024    54,040
  Anti-dilutive correction.................................      --       (16)
                                                             ------    ------
  Pro forma combined weighted average shares outstanding...  54,024    54,024
  Less combined weighted average shares before exchange
     ratio effects.........................................  60,386    60,405
                                                             ------    ------
  Required pro forma adjustment............................  (6,362)   (6,381)
                                                             ======    ======

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS -- (CONTINUED)


  (7) Adjustments to short-term available-for-sale investments (assumes that short-term investments will be sold and purchased to provide required cash):

        Segregation of cash in connection with the guaranty of the subordinated convertible debentures.........................  $ (45,000)
        Payment of cash in settlement of intercompany payable......        (977)
                                                                       ----------
                                                                      $ (45,977)
                                                                      ==========
  (8)   Adjustment to leasehold improvements (property, plant &
        equipment):

        Adjust property lease to estimated fair value...............  $   2,285

  (9)   Adjustment to deferred tax asset:
        Adjust valuation allowance on Thoratec current deferred tax
        asset.......................................................  $   4,332

  (10)  Adjustment to intangible and other assets:
        Segregation of cash in connection with the guaranty of the subordinated convertible debentures.........................  $  45,000
        Record other intangible assets -- 20 year life..............    183,668
        Record other intangible assets -- 8 year life...............     23,292
        Record other intangible assets -- 6 year life...............      2,612
                                                                      ---------
                                                                      $ 254,572
                                                                      =========
  (11)  Adjustment to goodwill:
        Record goodwill arising from merger.........................  $ 102,024

  (12)  Adjustment to deferred tax liability:
        Record deferred tax liability on intangible assets..........  $  77,393

  (13)  Adjustment to accounts payable:
        To record estimated additional merger related liabilities for accounting, investment banking, legal, advisory and other
        liabilities related to merger on intangible assets..........  $  11,864

  (14)  Adjustment to due to parent company and affiliated companies:
        Payment of cash in settlement of intercompany payable.......  $    (977)

  (15)  Adjustments to common stock:
        Purchase price -- net of transaction costs..................  $ 342,013
        Retirement of Cardiosystems treasury stock..................    (51,869)
        Elimination of Thoratec common stock........................    (89,799)
        Reclassification of Cardiosystems capital in excess of par
        to common stock.............................................     96,930
                                                                      ---------
                                                                      $ 297,275
                                                                      =========

  (16)  Adjustments to capital in excess of par/additional capital:
        Reclassification of Cardiosystems capital in excess of par to common stock.............................................  $ (96,930)
        Elimination of Thoratec additional capital..................     (2,541)
                                                                      ---------
                                                                      $ (99,471)
                                                                      =========
  (17)  Adjustments to retained earnings:
        Adjustment to record IPR&D at estimated fair value at date of merger...................................................  $ (76,858)
        Elimination of Thoratec retained earnings...................     56,920
                                                                      ---------
                                                                      $ (19,938)
                                                                      =========

                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       FINANCIAL STATEMENTS -- (CONTINUED)


  (18)  Adjustments to other shareholders' equity items:
        Retirement of Cardiosystems treasury stock..................  $  51,869
        Record deferred compensation................................       (841)
        Elimination of Thoratec's accumulated other comprehensive
        items.......................................................         62

  (19)  The adjustment to common shares outstanding at December 30,
        2000, is calculated as follows: As of December 30, 2000:
        Cardiosystems shares outstanding (net of treasury shares)...     38,580
        Multiplied by exchange ratio of 0.835.......................      0.835
                                                                      ---------
        Equivalent Thoratec shares..................................     32,214
        Add Thoratec shares outstanding.............................     22,421
                                                                      ---------
        Pro forma combined shares outstanding.......................     54,635
        Less combined shares outstanding before exchange ratio
        effect......................................................     61,001
                                                                      ---------
        Required pro forma adjustment to shares outstanding.........     (6,366)
                                                                      =========

  (20) The book value per share is computed by dividing total shareholders' equity by the number of shares outstanding.